Exhibit 8.3





July 18, 1997

Board of Directors
First Security Federal Savings Bank
936 North Western Avenue
Chicago, IL 60622

Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") adopted by the Board of Directors of First Security Federal Savings Bank (the "Bank"), whereby the Bank will convert from a federally chartered mutual savings institution to a federally chartered stock savings institution and issue shares of Common Stock in a Subscription and Community Offering.

We understand that in accordance with the Plan, Subscription Rights to purchase shares of the Company's Common Stock are to be issued to (i) Eligible Account Holders; (ii) Supplemental Eligible Account Holders; (iii) Other Members and ;
(iv) Directors, Officers and Employees, collectively referred to as the "Recipients". Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Direct Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that:

     the Subscription Rights will have no ascertainable market value; and

     the price at which the Subscription Rights are excercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the offering will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                            Very Truly Yours,
                                            FinPro, Inc.

                                            /s/ Donald J. Musso

                                            Donald J. Musso
                                            President